Exhibit 10.1

COMPANY CONFIDENTIAL

TO:        Jose Larios

FROM:        Peter J. Ryan

DATE:        June 12, 2019

SUBJECT:    Sale of Power & Energy Business

As you know, SPX FLOW, Inc. (the "Company') is actively pursuing the sale of its Power and Energy business ("P&E"), whether through the sale of stock or of assets or a combination thereof ("Sale of P&E"). We recognize the additional burden this places on you as the leader of the P&E executive team, and would like to help ensure your commitment to the process by providing you with the below supplemental compensation and severance protections associated with the Sale of P&E:

1.	Retention Incentive

2.	Special Vesting

3.	Pre-Closing Severance Payment

4.	Post-Closing Severance Payment

This compensation is subject to the terms and conditions described below, as well as the terms and conditions of the relevant documents relating to compensation and benefit plans that you are currently eligible for, and there is no guarantee that each will be earned and paid.

1.
Retention Incentive: an incentive payment equal to one hundred percent (100%) of your annual base salary in effect as of the final closing date of an agreed upon Sale of P&E (the "Closing"), payable within sixty (60) days after the Closing (the "Retention Incentive"); and

2.
Special Vesting: your unvested time-based restricted stock and restricted stock units which would have vested within the one (1) year period following the Closing (had you remained employed by the Company) shall become fully vested as of the Closing (the "Special Vesting"), and shall be settled within thirty (30) days after the Closing. All other unvested restricted stock and restricted stock units granted to you by the Company shall be subject to the terms (including forfeiture) of the applicable award agreement and equity plan. (collectively the Retention Incentive and Special Vesting are referred to herein as the "Incentive Payments").

3.
Pre-Closing Severance Payment: in the event that the Company terminates your employment without Cause (as defined in your Change of Control Agreement dated August 29, 2016) during the period from May 21, 2019 through the earlier of (i) the Closing or (ii) May 31, 2020, you will be eligible to receive a severance payment (the "Pre-Closing Severance Payment") equal to (A) one (1) year of your base salary in effect as of the date of termination plus (B) your target bonus in effect as of the date of termination. The Pre-Closing Severance Payment shall be payable, subject to the execution and non-revocation of a release as described below, in a lump sum payment within sixty (60) days following the termination of your employment without Cause.

4.
Post-Closing Severance Payment: in the event that the purchaser of P&E terminates your employment without Cause within one (1) year following the Closing, you will be eligible to receive a severance payment (the "Post-Closing Severance Payment") equal to (A) one (1) year of your base salary in effect as of the Closing plus (B) your target bonus in effect as of the Closing. The Post-Closing Severance Payment shall be payable, subject to the execution and nonrevocation of a release as described below, in a lump sum payment within sixty (60) days following the termination of your employment without Cause. For the avoidance of doubt, in no event will you be entitled to both a Pre-Closing Severance Payment and a Post-Closing Severance Payment.

The Pre-Closing Severance Payment, the Post-Closing Severance Payment and the Incentive Payments (collectively, the "Payments") shall be subject to applicable taxes and withholdings. The Payments shall not be considered as compensation eligible for deferral under any tax-qualified retirement savings plan or supplemental non-qualified plan, nor as pensionable compensation under any defined benefit retirement plan in which you participate. In addition, the Payments shall not be considered compensation for purposes of calculating any incentive for which you may be eligible. Each Payment made pursuant to this letter agreement are separate payments (within the meaning of Section 409A of the Internal Revenue Code (the "Code")) and are intended to be exempt from, or be made in compliance with, Section 409A of the Code. For purposes of this letter, the terms "terminate," "terminated" and "termination" mean a termination of your employment that constitutes a "separation from service" within the meaning of the default rules under Section 409A of the Code.

The Incentive Payments and the Post-Closing Severance Payment provided hereunder will be contingent upon (1) the consummation of the Sale of P&E to an unrelated third party on or before May 31, 2020, (2) your active cooperation in supporting the sale process, and (3) your active employment and satisfactory performance, as determined by the Company in its sole discretion, throughout the period from now through and including the Closing.

The Pre-Closing Severance Payment will be contingent upon your signing, and not revoking, a general release satisfactory to the Company (the "Release"), which will be given to you for your consideration prior to or on the date of the termination of your employment.

In addition, (i) the Incentive Payments will be contingent upon your signing, and not revoking, a Release, which will be given to you for your consideration on or after the Closing and (ii) the Post-Closing Severance Payment will be contingent upon your signing, and not revoking, a Release, which will be given to you for your consideration prior to or on the date of the termination of your employment and will be in substantially the same form as that provided by the Company prior to the Closing. To the extent that the applicable consideration period for a required Release spans two calendar years, the applicable Payment will always be made in the second calendar year. In the event that you breach any provision of such general release, all Payments under this arrangement shall cease and the Company shall be entitled to the immediate return of any Payments previously made.

Nothing contained herein shall be deemed a guarantee of employment or continued employment by the Company or by the purchaser, regardless of whether the contemplated sale is consummated. Either the Company or you may terminate your employment with or without Cause at any time prior to the Closing. Nothing contained herein shall be deemed to obligate the Company to sell P&E. The Company's determination whether to consummate such a transaction shall be final and binding, and the consummation of any such sale must ultimately be approved or rejected by the SPX FLOW Board of Directors in its sole and exclusive discretion.

The Payments shall be in lieu of any and all rights or entitlements to severance pay under any Company plan, policy, benefit or procedure, or any agreement between you and the Company or you and the purchaser of P&E; provided, however, the Payments shall not be in lieu of the bonus (if any) payable to you under the SPX FLOW 2019 Enterprise Incentive Plan.

This document states the entire agreement between you and the Company regarding the subject matter hereof; provided, however, that this arrangement shall not supersede any confidentiality, non-competition or other protective covenants you have with the Company, all of which shall remain in full force and effect.

Any other statements, whether verbal or written, which are inconsistent with the terms and conditions set forth in this document are unauthorized by the Company. Any amendments or modifications to this arrangement shall be in writing and designated as such and signed by both parties.

Kindly indicate your acknowledgment and acceptance of this arrangement by signing below and returning a copy to me.

Sincerely,

/s/ Marcus G. Michael
Marcus G. Michael
President and Chief Executive Officer

ACKNOWLEDGE AND ACCEPTED

/s/ Jose Larios
Jose Larios
President, Power & Energy